Exhibit 99.1

Ian Read to Retire as Executive Chairman of Pfizer’s Board of Directors;
Chief Executive Officer Dr. Albert Bourla Named Chairman

New York, NY– September 27, 2019 – Following its regularly scheduled meeting, the Board of Directors of Pfizer Inc. (NYSE:PFE) today announced that Executive Chairman of the Board Ian C. Read has chosen to retire on December 31, 2019, and that it has unanimously elected Pfizer’s Chief Executive Officer (CEO), Dr. Albert Bourla, to succeed him as Chairman of the Board of Directors effective January 1, 2020. Bourla will also retain the CEO role.

Ian Read joined Pfizer in 1978. He was named CEO of Pfizer in 2010, and Chairman of the Board of Directors in 2011.

“It’s been my greatest privilege to serve alongside Pfizer colleagues for the past 41 years. Their compassion, integrity, intellectual rigor and commitment to patients are what make Pfizer such an extraordinary company, and I’m proud to have been part of its history,” stated Ian Read. “I have tremendous confidence in Albert, the board and our colleagues, and believe that Pfizer’s best days are yet to come – which is an exciting thought for patients and their families across the globe.”

Albert Bourla stated, “I am honored to have been chosen to succeed Ian as the Chairman of the Board of this wonderful company. It truly is an opportunity of a lifetime to be appointed Chairman at such a dynamic time for Pfizer, the pharmaceutical industry, and the patients around the world who rely on our medicines and vaccines. Driven by our purpose – breakthroughs that change patients’ lives – we can have a meaningful impact on more people than ever was imagined.

“I want to thank Ian for his unwavering dedication to Pfizer over the past four decades and during this leadership transition. As a result of his unrelenting focus on culture,

creating value and developing talent, Pfizer has become a stronger and more stable institution. His leadership and counsel have been invaluable to the company, and more personally, I have benefitted greatly from Ian’s advice, guidance and friendship,” continued Bourla.

Shantanu Narayen, Lead Independent Director of Pfizer’s Board of Directors, stated, “On behalf of the Board of Directors, I want to congratulate Ian for his distinguished career and thank him for his steadfast service to Pfizer. Ian has been a model of corporate leadership and integrity in the industry and beyond. We wish him well in his retirement.”

“The naming of Albert as Chairman is the result of a systemic and comprehensive succession plan undertaken by the board several years ago. Albert brings a unique set of skills that the board has observed firsthand during his tenure as CEO, and while serving as Chief Operating Officer and the leader of several global businesses. All of this makes him the logical choice to take on the role of Chairman at this important point in Pfizer’s history. We are confident that Albert, with his unwavering passion for patients, will do an excellent job leading our board, while continuing to advise management and shepherd the business,” continued Narayen.

Pfizer Inc.: Breakthroughs that change patients’ lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com. In addition, to learn more, please visit us on www.pfizer.com and follow us on Twitter at

@Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

DISCLOSURE NOTICE: The information contained in this release is as of September 27, 2019. Pfizer assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about, among other things, Pfizer’s anticipated future prospects that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Pfizer’s business and prospects, adverse developments in Pfizer’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment or economies generally; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results,” as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.

Contacts
Investor Relations:
Chuck Triano
+1 (212) 733-3901
Charles.E.Triano@Pfizer.com
Media Relations:
Patricia Kelly
+1 (212) 733-3810
Patricia.Kelly@Pfizer.com